As filed with the Securities and Exchange Commission on August 17, 2010.
Registration No. 333-167636

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective

Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTRAL VIRGINIA BANKSHARES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Virginia	6022	54-1467806
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2036 New Dorset Road, Post Office Box 39
Powhatan, Virginia
(804) 403-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ralph Larry Lyons
President and Chief Executive Officer
Central Virginia Bankshares, Inc.
2036 New Dorset Road, Post Office Box 39
Powhatan, Virginia
(804) 403-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Wayne A. Whitham, Jr., Esq.
Charles W. Kemp, Esq.
Williams Mullen
Two James Center
1021 East Cary Street
Richmond, Virginia 23219
(804) 643-1991

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 17, 2010

PRELIMINARY PROSPECTUS

Up To $15,000,000
Central Virginia Bankshares, Inc.
Common Stock

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase up to         shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for each full share of common stock owned at 5:00 p.m., Eastern Time, on          , 2010, the record date of the rights offering.

Each subscription right will entitle you to purchase          shares of our common stock at a subscription price of $             per share, which we refer to as the basic subscription right. If you fully exercise all of your basic subscription rights, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $              per share, subject to proration and subject, further, to reduction by us under certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments will be returned promptly, without interest or penalty.
The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on                 , 2010, but we may extend the rights offering for additional periods ending no later than              , 2010. Once made, all exercises of subscription rights are irrevocable.

We have agreed with             to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering. We have agreed with           to serve as information agent for the rights offering.

Any unsubscribed shares, after taking into account all over-subscription rights exercised, plus an additional               shares of our common stock, will be offered in a public offering on a best efforts basis by                   and             as underwriters, at a price currently anticipated to be between $        and $       per share. If the public offering price exceeds $           per share, subscribers for shares in this rights offering will not pay more than $           per share. If the public offering price is less than $      per share, at the closing of the offering we will release from escrow and deliver to the rights offering subscribers that portion of the subscription price equal to the difference between $        and the public offering price, without interest. Because the public offering is on a best-efforts basis, the underwriters are not required to sell any specific number or dollar amount of shares and is not obligated to purchase the shares if they are not sold to the public. We reserve the right to increase the total number of shares offered in the public offering by not more than           shares. The public offering is expected to terminate on or about             , 2010. All subscriptions for shares in the public offering are irrevocable.

We are not requiring an overall minimum subscription to complete the rights and public offering (together, the “offering”). However, our board of directors reserves the right to cancel the offering for any reason, including if we do not receive aggregate subscriptions in the offering that we believe will satisfy our capital plans. If we cancel the offering, all subscription payments received will be returned promptly, without interest or penalty.  We expect to close the offering on or about                , 2010.

We are undertaking the offering to improve our capital position and to inject additional capital into our subsidiary bank, Central Virginia Bank, so that we can address our current regulatory capital deficiencies.  We will not close the offering unless we believe that the proceeds will satisfy our capital plans, set forth in “Use of Proceeds” beginning on page 24.  However, we cannot guarantee that the amount we raise in the offering will be sufficient to satisfy the current or future regulatory capital requirements that apply to us.  It is possible that, if you invest in the offering, you will hold our common stock at a time when we do not meet our regulatory capital requirements, either following this offering or in the future.  Any such failure to satisfy regulatory capital requirements could result in significant regulatory actions by our regulators, including the possibility of the regulatory takeover by our state or federal regulators.

Our common stock is traded on The Nasdaq Global Market under the ticker symbol “CVBK.” The last reported sales price of our common stock on              , 2010 was $      per share. The shares of common stock issued in the offering will be listed on The Nasdaq Global Market under the same ticker symbol.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 to read about factors you should consider before making your investment decision.

	Subscription Offering Price	Proceeds to Us Before Expenses(1)
Rights Offering Per Share	$	$
Public Offering Per Share	$	$
Total	$	$

(1)Assumes the sale of all rights offering shares at $ per share and public offering shares at $ per share and the payment to of a financial advisory fee of % of the aggregate sales price.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS. You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights and all subscriptions in the public offering are irrevocable.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of our bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation’s Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is      , 2010.

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in or incorporated by reference into this prospectus.  See “Documents Incorporated by Reference.”  We have not authorized anyone to provide you with any other or different information.  If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it.  We believe the information in this prospectus is materially complete and correct as of the date on the front cover.  We cannot, however, guarantee that the information will remain correct after that date.  For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date.  This document may only be used where it is legal to sell these securities.  The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

Neither we, nor any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our common stock.  You should not interpret the contents of this prospectus to be legal, business, investment or tax advice.  You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and certain markets in Virginia.  We obtained this market data from independent publications or other publicly available information.  Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

As used in this prospectus, “Central Virginia Bankshares, Inc.,” “Company,” “we,” “us,” and “ours” refer to Central Virginia Bankshares, Inc. and its subsidiaries.

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AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”).  You may read and copy any of these filed documents at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549.  Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Our Internet address is www.centralvabank.com.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement.  Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document.  Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010 as amended on our Forms 10-K/A filed with the SEC on April 30, 2010 and May 17, 2010;
•	The Definitive Proxy Statement for our 2010 Annual Shareholders Meeting filed with the SEC on May 20, 2010;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 filed with the SEC on May 17, 2010 and August 16, 2010, respectively;
•
Our Current Reports on Form 8-K filed with the SEC on May 7, 2010, June 3, 2010, June 28, 2010, July 6, 2010 and July 8, 2010 (except the extent the information contained therein is “furnished” and not “filed” pursuant to SEC rules); and

•	The description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on May 2, 1994.

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to Central Virginia Bankshares, Inc., P.O. Box 39, Powhatan, Virginia 23139-0039, Attention: Corporate Secretary.  Telephone requests for copies should be directed to (804) 403-2000.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

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QUESTIONS AND ANSWERS RELATING TO THE OFFERING

The following are examples of what we anticipate will be common questions about the offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the offering and provide additional information about us and our business, including potential risks related to the offering, the shares of our common stock offered hereby and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock at a price of $          per whole share. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on              , 2010, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below.

What is the basic subscription right?

The basic subscription right gives our shareholders the opportunity to purchase an aggregate of          shares of our common stock at a subscription price of $      per share. For each share you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase             shares. For example, if you owned 100 shares of common stock as of the record date, you would have received 100 subscription rights and would have the right to purchase           shares of our common stock (rounded down to        shares, with the total subscription payment being adjusted accordingly, as discussed below) for $        per full share (or a total payment of $         ). You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights at all. If you exercise less than all of your basic subscription rights, you will not be entitled to purchase shares under your over-subscription privilege.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

If you hold a Central Virginia Bankshares stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those shareholders owned on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege). See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole shares, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

          , our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

Are there any limits on the number of shares I may purchase in the offering or own as a result of the offering?

As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System. The Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after the offering, then you will be conclusively deemed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase. If, after giving the offering, you will hold 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase unless the circumstances support a rebuttal of such presumption. We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of              , 2010, such clearance or approval has not been obtained or any applicable waiting period has not expired.  See “The Offering—Limitation on the Purchase of Shares.” You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your exercise of the subscription rights issued to you or your subscription for shares of common stock in the public offering.

Why are we conducting the offering?

We are conducting the offering to raise equity capital to inject into our subsidiary bank, Central Virginia Bank, so that it will significantly exceed the regulatory capital level required to be classified as “well capitalized.” We will use the remainder of any proceeds at the Company for capital and general corporate purposes. See “Use of Proceeds.”

Over the past twenty-four months, our capital position has been negatively impacted by deteriorating economic conditions that in turn has caused losses in our investment and loan portfolios. As a result of a recently concluded examination by the Virginia Bureau of Financial Institutions and the Federal Reserve Bank of Richmond, we have entered into a written agreement with the Bureau of Financial Institutions and the Federal Reserve. The written agreement requires us to significantly exceed the capital level required to be classified as “well capitalized.” It also provides that we shall:

•	submit written plans to the Bureau of Financial Institutions and the Federal Reserve to strengthen corporate governance and board and management structure;

•	strengthen board oversight of the management and operations of Central Virginia Bank;

•	strengthen credit risk management and administration;

•	establish ongoing independent review and grading of our loan portfolio; enhance internal audit processes;

•	improve asset quality;

•	review and revise our methodology for determining the allowance for loan and lease losses (“ALLL”) and maintain an adequate ALLL;

•	maintain sufficient capital;

•	establish a revised contingency funding plan;

•	establish a revised investment policy; and

•	improve our earnings and overall condition.

The written agreement also restricts the payment of dividends and any payments on trust preferred securities or subordinated debt, any reduction in capital or the purchase or redemption of stock without the prior approval of the Bureau of Financial Institutions and the Federal Reserve.

At June 30, 2010, Central Virginia Bank’s leverage, tier 1 capital and total risk-based capital ratios were 5.3%, 7.1% and 8.370%, respectively. The Bank’s total risk based capital position remains adequate, while its tier 1 risk-based capital ratio and leverage ratio continue to be above the well capitalized minimum levels.

Our board of directors has chosen the structure of the offering to raise capital while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other investors.

How was the subscription price determined?

We established a pricing committee, comprising of        members of our board of directors,          of whom are independent directors.  The price of the shares offered in the rights offering was determined by the pricing committee after consultation with            and is based on a variety of factors, including, a fairness opinion of          , the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings. The price of the shares offered in the public offering will be determined by negotiations between us and              . The factors mentioned above will be considered in determining the offering price in the public offering.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the offering, and you may not be able to sell the underlying shares of our common stock purchased during the offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights or subscribing for shares of our common stock in the public offering and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in the Company will be diluted by other shareholder purchases.

In addition, if you do not exercise all of your basic subscription rights in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the rights offering expires on                   , 2010, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on The Nasdaq Global Market or any other stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificate.

Are we requiring a minimum overall subscription to complete the offering?

No. We are not requiring an overall minimum subscription to complete the offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if we do not receive aggregate subscriptions in the offering that we believe will satisfy our capital plans, set forth in “Use of Proceeds”.

Can the board of directors cancel or extend the offering?

Yes. Our board of directors may decide to cancel the offering at any time and for any reason before the closing of the offering. If our board of directors cancels the offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. We also have the right to extend the offering for additional periods ending no later than                  , 2010, although we do not presently intend to do so.

Has the board of directors made a recommendation to shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

Will our directors and executive officers participate in the offering?

We expect our directors and executive officers, together with their affiliates, to participate in this offering at varying levels, but they are not required to do so. Directors and executive officers, as a group, have collectively committed to participate, such that we expect insider ownership to remain at or above existing levels. No director or executive officer, however, will acquire shares that will cause their ownership to exceed 9.9% of our outstanding common stock. If the offering is fully subscribed, we anticipate that directors and executive officers will purchase approximately $           million of common stock. Our directors and officers are entitled to participate in the offering on the same terms and conditions applicable to all shareholders. See “The Offering—Directors’ and Executive Officers’ Participation.” Following the offering, our directors and executive officers, together with their affiliates, are expected to own approximately            shares of common stock,      % of our total outstanding shares of common stock if we sell            shares in the rights offering, including shares of our common stock they currently own.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a common stock certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern Time, on              , 2010. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on            , 2010.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

What form of payment is required to purchase our common shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by check or bank draft payable to “               (acting as Subscription Agent for Central Virginia Bankshares, Inc.),” drawn upon a U.S. bank. If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.

When will I receive my new shares?

If you purchase stock in the rights offering you will receive your new shares as soon as practicable after the closing of the offering. We anticipate that the offering will close on or about          , 2010.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $       per share.

What effects will the offering have on our outstanding common stock?

Assuming no other transactions by us involving our common shares, and no options or warrants for our common shares are exercised, prior to the expiration of the offering, if the offering is fully subscribed through the exercise of the subscription rights and public offering purchasers acquire all of the shares offered to the public, then an additional            shares of our common stock will be issued and outstanding after the closing of the rights offering and the public offering, for a total of           shares of common stock outstanding. As a result of the offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription rights will be diluted. The exact number of shares that we will issue in this offering will depend on the number of shares that are subscribed for in the rights offering by our shareholders and the number sold to public offering purchasers.

In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

How much will the Company receive from the offering?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our shareholders, and all of the publicly offered shares are purchased, we estimate that the net proceeds to us from the offering, after deducting estimated offering expenses, will be approximately $            million. It is possible that we may not sell all or any of the shares being offered to existing shareholders or the public, or that we will elect to cancel the offering altogether.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 14 of this prospectus and in the documents incorporated by reference into this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the offering. If we do not complete the offering, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

If I am not a shareholder but wish to subscribe for shares of common stock in the public offering of any available shares, what do I do?

Any unsubscribed shares, after taking into account all over-subscription rights exercised, plus an additional shares of our common stock, will be offered in a public offering on a best efforts basis by              , as our underwriters and subscription agent, at a price currently anticipated to be between $        and $       per share.

We will accept preliminary nonbinding subscriptions for unsold shares of common stock during the pendency of the rights offering. Upon completion of the rights offering, we will amend or supplement, as appropriate, this prospectus to set forth the results of our rights offering and the amount of unsubscribed shares of common stock and furnish an acknowledgement of subscription for new investors to complete and submit together with the subscription price. At that time, subscriptions for the publicly offered shares of common stock will be accepted by us in the order in which they are received subject, however, to prior sale. All subscription proceeds we receive will be deposited in a segregated account with                   until the time that we accept or reject those subscriptions. You may submit your subscription acknowledgements starting promptly following expiration of the rights offering and continuing until                   , 2010 or the date on which we have accepted subscriptions for all shares of common stock remaining available for sale. Our board of directors may choose to end the offering prior to                   , 2010, extend the offering or cancel the offering. In the event the offering is cancelled, all subscription payments we received will be returned promptly, without interest or penalty.

How will the subscription price in the public offering affect the subscription price of shareholders who participated in the rights offering?

If the public offering price exceeds $           per share, subscribers for shares in the rights offering will not pay more than $           per share. If the public offering price is less than $      per share, at the closing of the offering we will release from escrow and deliver to the rights offering subscribers that portion of the subscription price equal to the difference between $        and the public offering price, without interest.

Is the offering of remaining shares to the public subject to any minimum or maximum subscription amount?

There is no minimum or maximum amount of shares you can subscribe for, except we will not sell shares to any purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control those shares if, as of              , 2010, that clearance or approval has not been obtained or any applicable waiting period has not expired. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the offering, then you will be conclusively deemed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase. If, after giving effect to the offering, you will hold 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase unless the facts and circumstances support a rebuttal of such presumption. You may not revoke or change your subscription after you have submitted your acknowledgement of subscription (which must be accompanied by payment). We may choose to reject your subscription entirely or accept it for only a portion of the compensation plans and relevant stock option agreement.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Eastern Time on              , 2010.

Whom should I contact if I have other questions?

If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact our information agent for the rights offering,               , at                 or, for banks and brokers, at                 .

If you have any questions regarding the public offering, please contact                  , at                   or, for banks and brokers, at                .

If you have any questions regarding the Company, please contact                at                 .

PROSPECTUS SUMMARY

This summary highlights specific information contained elsewhere or incorporated by reference in this prospectus.  However, this summary is not complete and does not contain all of the information you should consider before investing in our common stock, and it is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus.  To understand this offering fully, you should carefully read this entire prospectus, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

Our Company

We are a bank holding company headquartered in Powhatan, Virginia.  Through our wholly-owned bank subsidiary, Central Virginia Bank (the “Bank”), we engage in a general community and commercial banking business, targeting the banking needs of individuals and small to medium sized businesses in Powhatan and Cumberland Counties, eastern Goochland County, western Chesterfield and western Henrico Counties.

We offer all traditional loan and deposit banking services as well as newer services such as Internet banking, telephone banking, debit cards, and other ancillary services such as the sales of non-deposit investment products through a partnership with Infinex Investments, Inc., a registered broker-dealer and member of NASD, SIPC.  We make seasonal and term loans, both alone and in conjunction with other banks or governmental agencies. We also offer other related services, such as ATMs, travelers’ checks, safe deposit boxes, deposit transfer, notary public, escrow, drive-in facilities and other customary banking services.  Our lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in our market area.

Our common stock is traded on the Nasdaq Global Market under the ticker symbol “CVBK.”

Market Areas and Growth Strategy

The Bank’s primary service areas are Powhatan and Cumberland Counties, eastern Goochland County and western Chesterfield and western Henrico Counties of Virginia. Based on FDIC deposit statistics as of June 30, 2009, the Bank has a strong position in both Powhatan and Cumberland Counties with greater than 53% and 74% of the deposits, respectively, in each locality. However, in Goochland, Chesterfield and Henrico Counties, the Bank encounters stronger competition for its banking services from large banks and other community banks located in the Richmond metropolitan area.

Due to the current economic environment in our markets and our expectations for the future, our near-term focus will be on continuing to increase our regulatory capital levels. We do not expect a substantial near-term increase in the growth of our assets. At such time that we see the local economy grow and customer demand return, we do expect to prudently increase our lending activities within regulatory capital limitations.  We will continue to focus on our current market areas and have no plans to grow outside of our market areas at this time.

Corporate Information

Our principal executive offices are located at 2036 New Dorset Road, Powhatan, Virginia 23139 and our telephone number is (804) 403-2000.  We maintain a website at www.centralvabank.com, which contains information relating to us.  Information on our website is not incorporated by reference and is not a part of this prospectus.

The Offering

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights.

We are offering any shares that are not subscribed for in the rights offering, plus an additional  shares of our common stock, in a public offering.

Common Shares to be Outstanding	If all of our shares of common stock being offered are sold, approximately shares will be outstanding following closing of the offering.1
Basic Subscription Right
The basic subscription right will entitle you to purchase      shares of our common stock at a subscription price of $     per share for each share of our common stock that you own; however, fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

Over-Subscription Privilege
 In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription rights. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below.

Limitation on the Purchase of Shares
We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of       , such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Rights Offering Subscription Price
 $           per full share, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering. If the public offering price is less than $      per share, at the closing of the offering we will release from escrow and deliver to the rights offering subscribers that portion of the subscription price equal to the difference between $        and the public offering price, without interest.

Record Date	5:00 p.m., Eastern Time, on , 2010

Expiration of Rights Offering	5:00 p.m., Eastern Time, on , 2010

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:
● ●	If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on, 2010. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on , 2010.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on The Nasdaq Global Market or on any stock exchange or market

Participation of Directors and Officers
Each of our directors and executive officers, together with their affiliates, has committed to exercising a portion of his or her basic subscription rights personally. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and the offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $             per full share

Public Offering
Any unsubscribed shares, after taking into account all over-subscription rights exercised, plus an additional  shares of our common stock, will be offered in a public offering on a best efforts basis by                   and                 , as our underwriters and subscription agent, at a price currently anticipated to be between $        and $       per share. If the public offering price exceeds $           per share, subscribers for shares in this rights offering will not pay more than $           per share. If the public offering price is less than $      per share, at the closing of the offering we will release from escrow and deliver to the rights offering subscribers that portion of the subscription price equal to the difference between $        and the public offering price, without interest.

Use of Proceeds
We expect the gross proceeds from the offering to be $ ($         from the rights offering , assuming full participation, and $          from the public offering, assuming full subscription of additional shares). We intend to use the net proceeds we receive from the offering to ensure that the Bank significantly exceeds the “well capitalized” regulatory capital requirement, to improve the Company’s regulatory capital position and for general corporate purposes.  (See “Use of Proceeds.”)

U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Closing	We expect to close the offering on or about , 2010.

Extension and Cancellation
Although we do not presently intend to do so, we have the option to extend the offering for additional periods ending no later than . Our board of directors may for any reason cancel the offering at any time before the closing. If we cancel the offering, all subscription payments will be returned promptly, without interest or penalty.

Dividend Policy
Our future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by the board of directors. In view of the current economic conditions and the Company’s participation in the TARP Capital Purchase Program, it is unlikely that dividends in the next few years will be in amounts substantially in excess of the most recent dividends paid.

In addition, we have entered into a written agreement with the Virginia Bureau of Financial Institutions and the Federal Reserve and, as a result, are prohibited from making distributions on our Preferred Stock, interest payments on our trust preferred securities or declaring common dividends without prior approval from the Bureau of Financial Institutions and Federal Reserve. Although we can seek to obtain this prior approval, banking regulators may choose not to grant it, and we would not expect to be granted a waiver or be released from this obligation until our financial performance improves significantly.

Our ability to distribute cash dividends will depend primarily on the amount of cash and liquid assets held as well as the ability of the Bank to declare and pay dividends to us. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Furthermore, neither we nor the Bank may declare or pay a cash dividend on any capital stock if it is insolvent or if the payment of the dividend would render it insolvent or unable to pay its obligations as they become due in the ordinary course of business. We are also subject to certain limitations on our ability to pay dividends as a result of our participation in the TARP Capital Purchase Program. For additional information on these limitations, see “Regulation and Supervision – Payment of Dividends.”

Risk Factors
In addition to general investment risks, purchasing our common stock in this offering will involve other specific investment considerations related to us and our business.  Those matters are described in this prospectus under the heading “Risk Factors.”  You should carefully review and consider those risks before you purchase any shares.

________________________

(1)
The number of shares to be outstanding after the offering is based on the number of shares outstanding as of, 2010 and does not include shares of common stock issuable upon exercise of options outstanding as of, 2010 at a weighted average exercise price of $      per share (options with respect to only          shares of common stock were exercisable as of , 2010).  If exercised, the shares represented by all options would represent       % of our issued and outstanding common stock.  After giving effect to our sale of  shares pursuant to this offering, if exercised, the shares represented by these options would represent      % of our issued and outstanding common stock.

RISK FACTORS

An investment in our common stock involves significant risks.  You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, any risks described in any applicable prospectus supplement and the risks related to our common stock described below, before you make an investment decision regarding the common stock.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risk Factors Related to Our Company

We have entered into a written agreement with the Virginia Bureau of Financial Institutions and the Federal Reserve Bank of Richmond, which will require us to dedicate a significant amount of resources to comply with the agreement.

We entered into a written agreement with the Bureau of Financial Institutions and Federal Reserve on June 30, 2010. Among other things, the written agreement requires us to significantly exceed the capital level required to be classified as “well capitalized,” to develop and implement written plans to improve our credit risk management and compliance systems, oversight functions, operating and financial management and capital plans. While subject to the written agreement, we expect that our management and board of directors will be required to focus considerable time and attention on taking corrective actions to comply with its terms. We also will hire third party consultants and advisors to assist us in complying with the written agreement, which could increase our non-interest expense and reduce our earnings.

There also is no guarantee that we will successfully address the Bureau of Financial Institution’s and Federal Reserve’s concerns in the written agreement or that we will be able to comply with it. If we do not comply with the written agreement, we could be subject to civil monetary penalties, further regulatory sanctions and/or other regulatory enforcement actions, including, ultimately, a regulatory takeover of the Bank.

For more information regarding our written agreement with the Bureau of Financial Institutions and the Federal Reserve, see “Questions and Answers Relating to the Offering—Why are we conducting the offering.”

If we do not sell a significant number of the shares offered and generate the desired level of capital, we may try to raise additional capital.

At June 30, 2010, we were classified as “adequately capitalized” for regulatory capital purposes. In the written agreement, the Virginia Bureau of Financial Institutions and the Federal Reserve require us to significantly exceed the capital level required to be classified as “well capitalized.” The written agreement does not provide, and we do not otherwise know, what constitutes significantly exceeding the “well capitalized” regulatory threshold. If we do not generate the necessary level of capital from this offering, or if we underestimate the amount of capital necessary to meet the expectation of the Virginia Bureau of Financial Institutions and the Federal Reserve, we may have to sell additional securities in order to generate the required capital. However, it is not our intent to raise capital in the near future in excess of the amount we are attempting to raise in this offering. The issuance of additional equity securities could be dilutive to holders of our common stock. The market price of our common stock also could decline as a result of any such sales made after this offering. We cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings.

General economic conditions in our market area could adversely affect us.

We are affected by the general economic conditions in the local markets in which we operate. Our market has experienced a significant downturn in which we have seen falling home prices, rising foreclosures and an increased level of commercial and consumer delinquencies.  If economic conditions in our market do not improve, we could experience any of the following consequences, each of which could further adversely affect our business:

      · demand for our products and services could decline;
• loan losses may increase; and
• problem assets and foreclosures may increase.

We could experience further adverse consequences in the event of a prolonged economic downturn, which could impact collateral values or cash flows of the borrowing businesses and, as a result, our primary source of repayment could be insufficient to service their debt. Future economic conditions in our market will depend on factors outside of our control such as political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government, military and fiscal policies and inflation.

Our concentration in loans secured by real estate could, as a result of adverse market conditions, increase credit losses which could adversely impact earnings.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market area, which could result in adverse consequences to us in the event of a prolonged economic downturn in our market. As of June 30, 2010, approximately 75.9% of our loans had real estate as a primary or secondary component of collateral.  A further significant decline in real estate values in our market would mean that the collateral for many of our loans would provide less security. As a result, we would be more likely to suffer losses on defaulted loans because our ability to fully recover on defaulted loans by selling the real estate collateral would be diminished. In addition, a number of our loans are dependent on successful completion of real estate projects and demand for homes, both of which could be affected adversely by a decline in the real estate markets.  We could experience credit losses that adversely affect our earnings.

Should our allowance for loan losses become inadequate, our results of operations may be adversely affected.

Our earnings are significantly affected by our ability to properly originate, underwrite and service loans.  In addition, we maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within our loan portfolio. We could sustain losses if we incorrectly assess the creditworthiness of our borrowers or fail to detect or respond to deterioration in asset quality in a timely manner.  At June 30, 2010, our non-performing loans were $26.5 million, an increase of $15.1 million from $11.4 million at June 30, 2009.  Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with us.  During the second quarter of 2010, our provision for loan losses was $2.9 million and our loan loss allowance to total loans was 3.67% at June 30, 2010.

The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. Rapidly growing loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances is more difficult, and may be more susceptible to changes in estimates, and to losses exceeding estimates, than more seasoned portfolios. Although we believe the allowance for loan losses is a reasonable estimate of known and inherent losses in the loan portfolio, it cannot fully predict such losses or that the loss allowance will be adequate in the future. Additional problems with asset quality could cause our interest income and net interest margin to decrease and our provisions for loan losses to increase further, which could adversely affect our results of operations and financial condition.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of management. Any increase in the amount of the provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

An inability to improve our regulatory capital position could adversely affect our operations.

Until we become “well capitalized” for regulatory capital purposes, we cannot renew or accept brokered deposits without prior regulatory approval and we may not offer interest rates on our deposit accounts that are significantly higher than the average rates in our market area. As a result, it may be more difficult for us to attract new deposits as our existing brokered deposits mature and do not rollover and to retain or increase non-brokered deposits. If we are not able to attract new deposits, our ability to fund our loan portfolio may be adversely affected. In addition, we will pay higher insurance premiums to the FDIC, which will reduce our earnings.

To mitigate or resolve these restrictions, we are attempting to raise additional capital through this offering to improve our capital ratios to significantly exceed the “well capitalized” requirements. There is no condition in the offering to sell any minimum number or dollar amount of shares. To the extent that we sell significantly fewer than the total number of shares that we are offering, we may not raise enough additional capital to be able to satisfy the “well capitalized” requirement. If we are unable to raise an adequate amount of additional capital, we will be required to continue to operate under these restrictions.

Difficult market conditions have adversely affected our industry.

Dramatic declines in the housing market, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

Regulation of the financial services industry is undergoing major changes, and the Dodd-Frank Act could increase our cost of doing business or harm our competitive position.

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader reform and a restructuring of financial institution regulation. On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which was intended primarily to overhaul the financial regulatory framework following the global financial crisis and will impact all financial institutions including the Company and Central Virginia Bank. The Dodd-Frank Act contains provisions that will, among other things, establish a Bureau of Consumer Financial Protection, establish a systemic risk regulator, consolidate certain federal bank regulators and impose increased corporate governance and executive compensation requirements. While many of the provisions in the Dodd-Frank Act are aimed at financial institutions significantly larger than us, it will likely increase our regulatory compliance burden and may have a material adverse effect on us, including by increasing the costs associated with our regulatory examinations and compliance measures. However, it is too early for us to fully assess the impact of the Dodd-Frank Act and subsequent regulatory rulemaking processes on our business, financial condition or results of operations.

Our small-to-medium sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium sized businesses. These businesses generally have less capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

Changes in market interest rates could affect our cash flows and our ability to successfully manage our interest rate risk.

Our profitability and financial condition depend to a great extent on our ability to manage the net interest margin, which is the difference between the interest income earned on loans and investments and the interest expense paid for deposits and borrowings. The amounts of interest income and interest expense are principally driven by two factors; the market levels of interest rates, and the volumes of earning assets or interest bearing liabilities. The management of the net interest margin is accomplished by our Asset Liability Management Committee. Short term interest rates are highly sensitive to factors beyond our control and are effectively set and managed by the Federal Reserve, while longer term rates are generally determined by the market based on investors’ inflationary expectations. Thus, changes in monetary and or fiscal policy will affect both short term and long term interest rates which in turn will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. The impact of these changes may be magnified if we do not effectively manage the relative sensitivity of our earning assets and interest bearing liabilities to changes in market interest rates. We generally attempt to maintain a neutral position in terms of the volume of earning assets and interest bearing liabilities that mature or can re-price within a one year period in order that we may maintain the maximum net interest margin; however, interest rate fluctuations, loan prepayments, loan production and deposit flows are constantly changing and greatly influence this ability to maintain a neutral position.

Generally, our earnings will be more sensitive to fluctuations in interest rates the greater the difference between the volume of earning assets and interest bearing liabilities that mature or are subject to re-pricing in any period. The extent and duration of this sensitivity will depend on the cumulative difference over time, the velocity and direction of interest rate changes, and whether we are more asset sensitive or liability sensitive. Additionally, the Asset Liability Management Committee may desire to move our position to more asset sensitive or more liability sensitive depending upon their expectation of the direction and velocity of future changes in interest rates in an effort to maximize the net interest margin. Should we not be successful in maintaining the desired position, or should interest rates not move as anticipated, our net interest margin may be negatively impacted.

Significant market declines and/or the absence of normal orderly purchases and sales may adversely affect the “market” valuations of our investment portfolio securities.

The capital and credit markets have been experiencing volatility and disruption for more than 12 months. Recently, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. We could be subject to further significant and material depreciation of our investment portfolio securities if we utilize only previous market sales prices in a disorderly or nonfunctioning market, where the only transactions have been distressed or forced sales. We will rely on alternative valuation methods in accordance with guidance from the FASB and other regulatory agencies such as the Federal Reserve and the Securities and Exchange Commission. This market valuation process could significantly reduce our capital and/or profitability. If current levels of market disruption and volatility continue or worsen, there can be no assurance that the declines in market value associated with these disruptions will not result in other-than-temporary impairments of these assets, which could have a material adverse effect on our net income and capital levels.

Our future success is dependent on our ability to effectively compete in the face of substantial competition from other financial institutions in our primary markets.

We encounter significant competition for deposits, loans and other financial services from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions in our market area. A number of these banks and other financial institutions are significantly larger than us and have substantially greater access to capital and other resources, larger lending limits, more extensive branch systems, and may offer a wider array of banking services. To a limited extent, we compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations any of which may offer more favorable financing rates and terms than us. Most of these non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors may have advantages in providing certain services. This competition may reduce or limit our margins and our market share and may adversely affect our results of operations and financial condition.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

Our continued success is largely dependent on key management team members.

We are a customer-focused and relationship-driven organization. Future growth is expected to be driven by a large part in the relationships maintained with customers. While we have assembled an experienced and talented senior management team, maintaining this team, while at the same time developing other managers in order that management succession can be achieved, is not assured. The unexpected loss of key employees could have a material adverse effect on our business and may result in lower revenues or reduced earnings.

Our inability to successfully implement our strategic plans could adversely impact earnings as well as our overall financial condition.

A key aspect of our long-term business strategy is our continued growth and expansion.  However, we expect to curtail asset growth and focus on improving our profitability until our capital levels are restored to acceptable levels.  It is uncertain when, or if, we will be able to successfully increase our capital levels and resume our long-term growth strategy.

Even if we are able to restore our capital levels, we may not be able to successfully implement our strategic plans and manage its growth if we are unable to identify attractive markets, locations or opportunities for expansion in the future. Successful management of increased growth is contingent upon whether we can maintain appropriate levels of capital to support our growth, maintain control over growth in expenses, maintain adequate asset quality, and successfully integrate into the organization, any businesses acquired.  In the event that we do open new branches or acquire existing branches or banks, we expect to incur increased personnel, occupancy and other operating expenses. In the case of branch franchise expansion, we must absorb these higher expenses as we begin to generate new deposits. There is a further time lag involved in redeploying the new deposits into attractively priced loans and other higher yielding earning assets. Thus, we may not be able to implement our long-term growth strategy, and our plans to branch could depress earnings in the short run, even if we are able to efficiently execute our branching strategy.

Changes in accounting standards could impact reported earnings.

The accounting, disclosure, and reporting standards set by the Financial Accounting Standards Board, Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation and presentation of the our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.

Significant changes in legislation and or regulations could adversely impact us.

We are subject to extensive supervision, regulation, and legislation by both state and federal banking authorities. Many of the regulations we are governed by are intended to protect depositors, the public, or the insurance funds maintained by the Federal Deposit Insurance Corporation, not shareholders. Banking regulations affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth, and changes in regulations could adversely affect it. The burden imposed by federal and state regulations may place banks in at competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.

Increases in FDIC insurance premiums may cause our earnings to decrease.

The limit on FDIC coverage has been temporarily increased to $250,000 for all accounts through December 31, 2013. As a result, the FDIC almost doubled its assessment rate on well-capitalized institutions by raising the assessment rate 7 basis points at the beginning of 2009. The FDIC has adopted another final rule effective April 1, 2009, to change the way that the FDIC’s assessment system differentiates for risk, make corresponding changes to assessment rates beginning with the second quarter of 2009, as well as other changes to the deposit insurance assessment rules. On September 30, 2009, the FDIC collected a special assessment of five basis points on an FDIC-insured depository institution’s assets, minus Tier 1 capital. These actions significantly increased our noninterest expense in 2009 and could do so for the foreseeable future.

Our ability to pay dividends is limited and we suspended payment of dividends during the first quarter of 2010. As a result, capital appreciation, if any, of our common stock may be your sole opportunity for gains on your investment for the foreseeable future.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient capital, and by contractual restrictions under the agreement with the U.S. Treasury in connection with the issuance of our Series A Preferred Stock under the TARP Capital Purchase Program. The ability of our banking subsidiary to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to our banking subsidiary. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our common stock. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. In the first quarter of 2010, we suspended payment of dividends on our common stock. In addition, we are subject to regulatory restrictions that do not permit us to declare or pay any dividend without the prior written approval of our banking regulators. Although we can seek to obtain a waiver of this prohibition, banking regulators may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance improves significantly. Therefore, we may not be able to resume payments of dividends in the future.

Risks Factors Related to the Offering

           We are not required to raise a minimum amount of proceeds in order to close the offering, which means that if you purchase our common stock in the offering, you may acquire securities in our company even though the proceeds raised may be insufficient to meet our objectives.

Completion of this offering is not subject to us selling any minimum number or dollar amount of shares.  To the extent that we sell significantly fewer than the total number of shares that we are offering, you may be one of only a small number of investors purchasing our common stock at this time.  In addition, if we do not raise a level of capital that is satisfactory to our regulators, we may be unable to implement our strategic plan or maintain a capital plan satisfactory to our regulators.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The per share subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

If you do not exercise your subscription rights, your percentage ownership will be diluted.

Assuming we sell the full amount of shares issuable in connection with the rights offering, we will issue approximately shares of our common stock. If you choose not to exercise your basic subscription rights and you do not exercise your over-subscription privilege prior to the expiration of the rights offering and we sell additional shares in the public offering, your relative ownership interest in our common stock will be diluted.

We may cancel the offering at any time without further obligation to you.

We may, in our sole discretion, cancel the offering before it expires. If we cancel the offering, neither we nor the subscription agent will have any obligation to you except to return any payment received, without interest, as soon as practicable.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares to realize any potential value from your subscription rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on, 2010, unless we extend the rights offering for additional periods ending no later than . If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after, 2010, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on The Nasdaq Global Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Our management will have broad discretion over the use of the net proceeds from the offering, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the offering to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position and to retain the remainder of any proceeds for general corporate purposes. Our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

The exercise of the over-subscription privilege or the public offering could trigger an ownership change that would negatively affect our ability to utilize net operating loss and capital loss and other deferred tax assets in the future.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), may limit our annual utilization of net operating losses if they exist at the time of an “ownership change.”  An “ownership change” under Section 382 of the Code occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.  If an “ownership change” occurs, Section 382 of the Code imposes an annual limit on the amount of net operating losses that can be used to reduce taxable income equal to the product of the total value of outstanding equity immediately prior to the ownership change and the federal long-term tax-exempt interest rate in effect for the month of such ownership change.  A number of special rules apply to calculating the limitation under Section 382 of the Code.  In particular, the limitations contained in Section 382 of the Code apply for a five-year period, beginning on the date of the ownership change.  Any recognized net operating losses that are limited by Section 382 of the Code may be carried forward and used to reduce future taxable income for up to 20 years, after which they expire.

As of June 30, 2010, we had a net operating loss.  If the holders of our common stock exercise their over-subscription privileges or if a sufficient number of shares are purchased in the public offering, it is likely than an ownership change will occur for purposes of Section 382 of the Code.  If such an ownership change were to occur, the annual limitation of net operating losses under Section 382 of the Code would serve to defer (or eliminate) our ability to use any of our net operating losses to offset our taxable income.

Risks Factors Related to Our Common Stock

If we do not generate the necessary level of capital, we may issue additional securities in the future, which could dilute your ownership.

If we do not generate the necessary level of capital from this offering, we may have to sell additional securities in order to generate the required capital. We may seek to raise capital through offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our articles of incorporation, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law or the Nasdaq Stock Market. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

The trading volume in our common stock is lower than that of other financial services companies.

Although our common stock is traded on the Nasdaq Global Market, the trading volume in our common stock is lower than that of other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

The market for our common stock historically has experienced significant price and volume fluctuations.

The market for our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

Our ability to pay dividends is limited and we suspended payment of dividends during the first quarter of 2010. As a result, capital appreciation, if any, of our common stock may be your sole opportunity for gains on your investment for the foreseeable future.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient capital, and by contractual restrictions under the agreement with the U.S. Treasury in connection with the issuance of our Series A Preferred Stock under the TARP Capital Purchase Program. The ability of our banking subsidiary to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to our banking subsidiary. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our common stock. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. In the first quarter of 2010, we suspended payment of dividends on our common stock. In addition, we expect that we may be subject to formal regulatory restrictions that do not permit us to declare or pay any dividend without the prior written approval of our banking regulators. Although we can seek to obtain a waiver of this prohibition, banking regulators may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance improves significantly. Therefore, we may not be able to resume payments of dividends in the future.

FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•
changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	changes in the interest rates affecting our deposits and our loans;
•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;
•	an insufficient allowance for loan losses as a result of inaccurate assumptions;
•	the loss of any of our key employees;
•
changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;
•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
•	our ability to assess and manage our asset quality;
•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
•	our ability to maintain internal control over financial reporting;
•	our ability to raise capital as needed by our business;
•
our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and
•	other circumstances, many of which are beyond our control.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds from the offerings at a price of $          per share in the rights offering and an assumed price of $           per share in the public offering and the estimated, anticipated use of these proceeds. Because we have not conditioned the offering on the sale of a minimum number of shares and since the public offering is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 25%, 50% and 100% of the shares of common stock that we are offering.

Under our written agreement with the Virginia Bureau of Financial Institutions and the Federal Reserve, Central Virginia Bank is required to significantly exceed the capital level required to be classified as “well capitalized.” We are conducting the offering to meet this requirement by raising equity capital to inject into Central Virginia Bank.  We have estimated an amount that we believe would be sufficient to fulfill the requirement in the written agreement. However, the written agreement does not provide, and we do not otherwise know, what constitutes significantly exceeding the “well capitalized” threshold. Therefore, the estimated amount set forth below may not be sufficient to satisfy the requirements of the written agreement.  We will use the remainder of any proceeds at the Company for capital and general corporate purposes.

	25%		50%		100%

Shares of common stock sold

Rights offering price	$	$		$
Public offering price	$	$		$
Gross offering proceeds	$	$		$
Financial Advisory Fee	$	$		$
Estimated expenses of the offering	$	$		$

Net proceeds to us	$	$		$

Estimated use of net proceeds based on June 30, 2010:

Contribution to Central Virginia Bank for regulatory capital purposes	$	$		$
For holding company capital and general corporate purposes	$	$		$

We believe a strengthened capital position will, in addition to meeting our regulatory requirements, provide us with the flexibility to address our investment portfolio and our nonperforming assets, whether we choose to dispose of such assets or hold them until market conditions improve.

Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. Until we designate the use of the net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of June 30, 2010. Our capitalization is presented on an actual basis and on an as-adjusted basis to give effect to the sale of             shares of common stock, based on a price of $          per share in the rights offering and an assumed public offering of $      per share, as if the offering had been completed as of June 30, 2010 and assuming:

•	the net proceeds of the offering are $ million, after deducting estimated offering expenses of $ thousand; and

•	the application of the net proceeds of this offering to the uses described in “Use of Proceeds.”

	June 30, 2010
	Actual	Pro Forma
	(dollars in thousands, except per share amounts)
Liabilities:
Total Deposits	$368,735	$368,735
Securities sold under repurchase agreements	2,892	2,892
FHLB borrowings	40,000	40,000
Capital trust preferred securities	5,155	5,155
Accrued interest payable	802	802
Other liabilities	3,339	3,339
Total liabilities	$420,923	$420,923

Stockholders' Equity:
Preferred stock, $1.25 par value, $1,000 liquidation value, 1,000,000 shares authorized and 11,385 shares issued and outstanding	$11,385	$11,385
Common stock, $1.25 par value, 30,000,000 shares authorized; 2,622,529 and shares issued and outstanding, respectively	3,278
Common stock warrant	412	412
Discount on preferred stock	(308)	(308)
Surplus	16,899
Retained (deficit)	(1,081)	(1,081)
Accumulated other comprehensive loss, net	(2,777)	(2,777)
Total stockholders' equity	$27,808
Total liabilities and stockholders' equity	$448,731

MARKET FOR COMMON STOCK

Central Virginia Bankshares, Inc. common stock trades on The Nasdaq Global Market (“Nasdaq”) under the symbol “CVBK”.  As of           , 2010, the Company had approximately             shareholders of record.

The following table sets forth the high and low trade prices of the Company’s Common Stock on Nasdaq, based on published financial sources, and the dividends paid on the Common Stock for each calendar quarter indicated.  Prior period trade prices and dividends per share have been adjusted to reflect the 5% stock dividend paid June 13, 2008 to shareholders of record May 31, 2008.

2010	High	Low	Dividends Paid
Third Quarter (through August 13 )	$2.00	$1.01	$.00
Second Quarter	$3.60	$1.03	$.00
First Quarter	$4.10	$3.25	$.00

2009	High	Low	Dividends Paid
Fourth Quarter	$4.10	$2.99	$.01
Third Quarter	4.50	3.04	.053
Second Quarter	4.50	3.45	.053
First Quarter	5.62	3.76	.053

2008	High	Low	Dividends Paid
Fourth Quarter	$10.51	$3.50	$.105
Third Quarter	16.25	7.50	.18
Second Quarter	18.50	15.01	.18
First Quarter	19.04	16.68	.18

2007	High	Low	Dividends Paid
Fourth Quarter	$19.40	$16.19	$.18
Third Quarter	21.95	17.14	.18
Second Quarter	24.90	20.72	.18
First Quarter	26.18	24.24	.18

DIVIDEND POLICY

The Company’s future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by the board of directors. In view of the current economic conditions and the Company’s participation in the TARP Capital Purchase Program, it is unlikely that dividends in the next few years will be in amounts substantially in excess of the most recent dividends paid.

In the first quarter of 2010, we suspended payment of dividends on our common stock. In addition, we have entered into a written agreement with the Virginia Bureau of Financial Institutions and the Federal Reserve and, as a result, are prohibited from making distributions on our Preferred Stock, interest payments on our trust preferred securities or declaring common dividends without prior approval from the Federal Reserve and Bureau of Financial Institutions. Although we can seek to obtain this prior approval, banking regulators may choose not to grant it, and we would not expect to be granted a waiver or be released from this obligation until our financial performance improves significantly.

The Company’s ability to distribute cash dividends will depend primarily on the amount of cash and liquid assets held as well as the ability of its subsidiary bank to declare and pay dividends to the Company. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Furthermore, neither the Company nor the Bank may declare or pay a cash dividend on any capital stock if it is insolvent or if the payment of the dividend would render it insolvent or unable to pay its obligations as they become due in the ordinary course of business. The Company is also subject to certain limitations on its ability to pay dividends as a result of our participation in the TARP Capital Purchase Program. For additional information on these limitations, see “Regulation and Supervision – Payment of Dividends.”

BUSINESS

General

The Company and the Bank.  Central Virginia Bankshares, Inc. (the “Company”) was incorporated as a Virginia corporation on March 7, 1986, solely to acquire all of the issued and outstanding shares of Central Virginia Bank (the “Bank”). The Bank was incorporated on June 1, 1972 under the laws of the Commonwealth of Virginia and, since opening for business on September 17, 1973, its main and administrative office had been located on U.S. Route 60 at Flat Rock, in Powhatan County, Virginia. In May 1996, the administrative offices were relocated to the Corporate Center in the Powhatan Commercial Center on New Dorset Road located off Route 60 less than one mile from the main office. In June 2005, the original main office was closed and relocated nine-tenths of a mile east, to the then just completed new main office building.

The Company maintains an internet website at www.centralvabank.com, which contains information relating to it and its business. The Company makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these documents as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Securities and Exchange Commission. Copies of the Company’s Audit Committee Charter, Nominating Committee Charter, Compensation Committee Charter and Code of Conduct are included on the Company’s website and are therefore available to the public.

Principal Market Area.  The Bank’s primary service areas are Powhatan and Cumberland Counties, eastern Goochland County and western Chesterfield and western Henrico Counties. The table below reflects the 2000 population of our market, growth rates from the 1990 census to the 2000 census and the estimated 2009 population growth rates from the U.S. Census Bureau.  Similar growth rates are expected for the foreseeable future.

	2000 Census Data	% of Total Market	Population Growth Rate from 1990 to 2000	Estimated 2009 Population Growth Rate from April 1, 2000 to July 1, 2009
Powhatan County	22,377	3.9%	46.0%	25.0%
Cumberland County	9,017	1.6%	15.2%	8.2%
Eastern Goochland County	16,823	2.9%	19.1%	26.4%
Western Chesterfield County	259,903	45.5%	24.2%	18.0%
Western Henrico County	262,300	46.1%	20.4%	13.0%
Total Market Served	570,420	100.0%

The table below reflects the Bank’s various operating properties:

Property	Property Location	Operating Purpose
Main Office	Flat Rock, Powhatan County	Main Office and Branch
Village Marketplace	Village of Midlothian, Chesterfield County	Branch
Market Square Shopping Center	Brandermill, Chesterfield County	Branch
Bellgrade Shopping Center	Chesterfield County	Branch
Cumberland County Courthouse	Cumberland County	Branch
Cartersville	Cumberland County	Branch
Wellesley	Short Pump, Henrico County	Branch

The Bank’s present intention is to continue its activities in its current market area which it considers to be an attractive and desirable area in which to operate.

Banking Services.  The principal business of the Bank is to attract deposits and to loan or invest those deposits on profitable terms. The Bank engages in a general community and commercial banking business, targeting the banking needs of individuals and small to medium sized businesses in its primary service area. The Bank offers all traditional loan and deposit banking services as well as newer services such as Internet banking, telephone banking, debit cards, and other ancillary services such as the sales of non-deposit investment products through a partnership with

Infinex, Inc. a registered broker-dealer an member of FINRA and SIPC.  The Bank makes term loans, both alone and in conjunction with other banks or governmental agencies. The Bank also offers other related services, such as ATMs, travelers’ checks, safe deposit boxes, deposit transfer, notary public, escrow, drive-in facilities and other customary banking services. The Bank’s lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in its market area.

The Bank’s plan of operation for future periods is to continue to operate as a community bank and to focus its lending and deposit activities in its primary service area. As the Bank’s primary service area continues to shift from rural to suburban in nature, the Bank will compete aggressively for customers through its traditional personal service and hours of operation. The Bank will also emphasize the origination of residential mortgages and construction loans as the area becomes more developed. Consistent with its focus on providing community based financial services, the Bank does not plan to diversify its loan portfolio geographically by making significant loans outside of its primary service area. While the Bank and its borrowers are directly affected by the economic conditions and the prevailing real estate market in the area, the Bank is better able to monitor the financial condition of its borrowers by concentrating its lending activities in its primary service area. The Bank will continue to evaluate the feasibility of entering into other markets as opportunities to do so become available.

Lending Activities

Loan Portfolio.  The Company is an active residential mortgage and residential construction lender and also extends consumer loans to individuals and commercial loans to small and medium sized businesses within its primary service area. The Company’s commercial lending activity extends across its primary service area of Powhatan, Cumberland, Goochland, western Chesterfield and western Henrico Counties. Consistent with its focus on providing community-based financial services, the Company does not attempt to diversify its loan portfolio geographically by making significant amounts of loans to borrowers outside of its primary service area; however, a number of loans have been made to borrowers located outside of the primary service area. The principal risk associated with each of the categories of loans in the Company’s portfolio is the creditworthiness of borrowers, followed closely by the local economic environment. In an effort to manage this risk, the Bank’s policy gives loan approval limits to individual loan officers based on their level of experience. Loans where the total borrower exposure to the Bank is less than $2,500,000 may be approved by the Bank’s Senior Loan Committee. The Board of Directors of the Bank must approve loans where the total borrower exposure is in excess of $2,500,000. The risk associated with real estate mortgage loans and installment loans to individuals varies based upon employment levels, consumer confidence, fluctuations in value of residential real estate and other conditions that affect the ability of consumers to repay indebtedness. The risk associated with commercial, financial and agricultural loans varies based upon the strength and activity of the local economies of the Company’s primary market areas. The risk associated with real estate construction loans varies based upon the supply of and demand for the type of real estate under construction, the mortgage loan interest rate environment, and the number of speculative properties under construction. The Bank manages that risk by focusing on pre-sold or contract homes, and limiting the number of “speculative” construction loans in its portfolio.

Residential Mortgage Loans.  Residential mortgage loans are made in amounts generally up to 80.0% of the appraised value of the property pledged as security for the loan.  Most residential mortgage loans are underwritten using specific qualification guidelines that are intended to assure that such loans may be eligible for sale into the secondary mortgage market at a later point in time.  The Bank generally requires an appraisal by a licensed outside appraiser for all loans secured by real estate. The Bank requires that the borrower obtain title, fire and casualty insurance coverage in an amount equal to the loan amount and in a form acceptable to the Bank. The Bank originates residential mortgage loans that are sold in the secondary market, or are carried in the Bank’s loan portfolio. These loans are generally either three-year, or five-year adjustable rate mortgages (“ARMs”) or fifteen to thirty year fixed rate mortgages. As a general rule, the majority of all permanent owner occupied residential mortgages made for the Bank’s own portfolio are made as three-year and five-year ARMs where the interest rate resets based on an index every three or five years as the case may be. The Bank does not offer ARM loans with “teaser” interest rates. The remainder of loans are traditional fifteen and thirty year amortized mortgages.

Commercial Mortgage Loans. The Bank does not actively seek permanent commercial mortgage loans on income-producing properties such as apartments, shopping centers, hotels and office buildings.  However, any such requests from Bank customers concerning properties in the Bank’s established trade area may be considered.

Real Estate Construction Lending.  In general, the Bank does not actively solicit construction loans on income-producing properties such as apartments, shopping centers, hotels and office buildings. However, any such requests from Bank customers concerning properties in the Bank’s established trade area may be considered.

In order to promote its permanent mortgage lending business and because of the attractive adjustable interest rates available, the Bank makes construction and small development loans for residential housing purposes.  The large majority of the Bank’s construction loans are to experienced builders.  Such loans normally carry an interest rate of 0% to 1.5% over the prime bank lending rate, adjusted daily with a floor (minimum) rate established at loan inception. Construction lending entails significant risk as compared with residential mortgage lending.  Construction loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.  Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of the home under construction. To minimize risks associated with construction lending, the Bank, as a general rule, limits loan amounts to 80.0% of appraised value on homes, and performs or causes to be performed, periodic inspections of the construction to ensure there are sufficient undisbursed loan proceeds in order to complete the building, in addition to its usual credit analysis of its borrowers.  The Bank always obtains a first lien on the property as security for its construction loans.

Consumer Lending.  The Bank currently offers most types of consumer demand, time and installment loans for a variety of purposes, including automobile loans, home equity lines of credit, and credit cards.

Commercial Business Lending.  As a full-service community bank, the Bank makes commercial loans to qualified businesses in the Bank’s market area.  At June 30, 2010, commercial business loans were $59.9 million or 21.3% of the Bank’s total loan portfolio. Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields.  To manage these risks, the Bank secures appropriate collateral and monitors the financial condition of its business borrowers and the concentration of such loans in the Bank’s portfolio.  Commercial business loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of its business and are generally secured by business assets, such as accounts receivable, equipment, inventory, and/or real estate.  As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself; in addition, the collateral for secured commercial business loans may depreciate over time.

Regulation and Supervision

General.  As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the examination and reporting requirements of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve Board.  The BHCA also generally limits the activities of a bank holding company to that of banking, managing or controlling banks, or any other activity, which is determined to be so closely related to banking or to managing or controlling banks that an exception is allowed for those activities.

As a state-chartered commercial bank, the Bank is subject to regulation, supervision and examination by the Virginia State Corporation Commission’s Bureau of Financial Institutions.  It also is subject to regulation, supervision and examination by the Federal Reserve Board.  State and federal law also governs the activities in which the Bank engages, the investments that it makes and the aggregate amount of loans that may be granted to one borrower.  Various consumer and compliance laws and regulations also affect the Bank’s operations.

The earnings of the Company’s subsidiaries, and therefore the earnings of the Company, are affected by general economic conditions, management policies, changes in state and federal legislation and actions of various regulatory authorities, including those referred to above.  The following description summarizes the significant state and federal laws to which the Company and the Bank are subject.  To the extent that statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Payment of Dividends.  The Company is a legal entity separate and distinct from our subsidiary Bank. The Company is organized under the Virginia Stock Corporation Act, which has restrictions prohibiting the payment of dividends if after giving effect to the dividend payment, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be required, if the Company were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

The majority of the Company’s revenue results from dividends paid to the Company by the Bank.  The Bank is subject to laws and regulations that limit the amount of dividends that it can pay without permission from its primary regulator, the Federal Reserve.  In addition, both the Company and the Bank are subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that banking organizations should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. During the year ended December 31, 2009 and the quarter ended June 30, 2010, the Bank declared and paid no dividends to the Company. In connection with our participation in the Capital Purchase Program established by the U.S. Department of the Treasury (the "Treasury") under the Emergency Economic Stabilization Act of 2008 ("EESA"), we issued preferred stock to the Treasury on

January 30, 2009. The Preferred Stock is in a superior ownership position compared to common stock. Dividends must be paid to the preferred stock holder before they can be paid to the common stock holder. In addition, prior to January 30, 2012, unless the Company has redeemed the Preferred Stock or the Treasury has transferred the Preferred Stock to a third party, the consent of the Treasury will be required for the Company to increase its common stock dividend or repurchase its common stock or other equity or capital securities, other than in certain circumstances specified in the Purchase Agreement. If the dividends on the Preferred Stock have not been paid for an aggregate of six (6) quarterly dividend periods or more, whether or not consecutive, the Company's authorized number of directors will be automatically increased by two (2) and the holders of the Preferred Stock will have the right to elect those directors at the Company’s next annual meeting or at a special meeting called for that purpose; these two directors will be elected annually and will serve until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full.

The Company has entered into a written agreement with the Virginia Bureau of Financial Institutions and the Federal Reserve and as a result is not able to make any distributions on its Preferred Stock, any interest payments on its trust preferred securities or declare any common dividends without prior approval from the Federal Reserve.

Insurance of Accounts and Regulation by the FDIC.  The deposits of the Bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of the Bank are subject to the deposit insurance assessments of the Bank Insurance Fund (“BIF”) of the Federal Deposit Insurance Corporation (the “FDIC”).

The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund.  Also, the FDIC may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action.  The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC.  It also may suspend deposit insurance during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.  If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC.  Management is not aware of any existing circumstances that could result in termination of any Bank’s deposit insurance. Pursuant to the EESA, the maximum deposit insurance amount per depositor has been increased from $100,000 to $250,000 until December 31, 2013. Additionally, on October 14, 2008, after receiving a recommendation from the boards of the FDIC and the Federal Reserve, and consulting with the President, the Secretary of the Treasury signed the systemic risk exception to the FDIC Act, enabling the FDIC to establish its Temporary Liquidity Guarantee Program ("TLGP"). Under the transaction account guarantee program of the TLGP, the FDIC will fully guarantee, until December 31, 2010, all non-interest-bearing transaction accounts, including NOW accounts with interest rates of 0.5 percent or less and IOLTAs (lawyer trust accounts). The TLGP also guarantees all senior unsecured debt of insured depository institutions or their qualified holding companies issued between October 14, 2008 and June 30, 2009 with a stated maturity greater than 30 days until the earlier of its maturity or June 30, 2012. All eligible institutions were permitted to participate in both of the components of the TLGP without cost for the first 30 days of the program. Following the initial 30 day grace period, institutions were assessed at the rate of ten basis points for transaction account balances in excess of $250,000 for the transaction account guarantee program and at the rate of either 50, 75, or 100 basis points of the amount of debt issued, depending on the maturity date of the guaranteed debt, for the debt guarantee program. Institutions were required to opt-out of the TLGP if they did not wish to participate. The Company and its applicable subsidiaries elected to participate in this program.

Capital.  The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises.  Under the risk-based capital requirements, the Company and the Bank are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%.  At least half of the total capital must be composed of common equity, retained earnings, qualifying perpetual preferred stock and minority interests in common equity accounts of consolidated subsidiaries, less certain intangibles (“Tier 1 capital”).  The remainder may consist of specific subordinated debt, some hybrid capital instruments and other qualifying preferred stock and a limited amount of loan loss allowance and pre-tax net unrealized holding gains on certain equity securities (“Tier 2 capital,” which, together with Tier 1 capital, composes “total capital”).

In addition, each of the federal banking regulatory agencies has established minimum leverage capital requirements for banking organizations.  Under these requirements, banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% to 5%, subject to federal bank regulatory evaluation of an organization’s overall safety and soundness.

The risk-based capital standards of the Federal Reserve Board explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy.  The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization’s capital adequacy.

On December 17, 2003, Central Virginia Bankshares, Inc. issued a $5 million debenture to its single purpose capital trust subsidiary, which in turn issued $5 million in trust-preferred securities. With the proceeds of this issuance, the Company then made a $5 million capital injection to its principal subsidiary, Central Virginia Bank.

The Company, on January 30, 2009, as part of the Capital Purchase Program, entered into a Letter Agreement and Securities Purchase Agreement—Standard Terms (collectively, the “Purchase Agreement”) with the Treasury, pursuant to which the Company sold (i) 11,385 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.25 per share, having a liquidation preference of $1,000 per share (the “Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 263,542 shares of the Company’s common stock, par value $1.25 per share (the “Common Stock”), at an initial exercise price of $6.48 per share, subject to certain anti-dilution and other adjustments, for an aggregate purchase price of $11,385,000 in cash.

Emergency Economic Stabilization Act of 2008. In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, the EESA was signed into law on October 3, 2008.  Pursuant to the EESA, the U.S. Treasury was given the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On October 14, 2008, Treasury Secretary Paulson, after consulting with the Federal Reserve and the FDIC, announced that the Department of the Treasury will purchase equity stakes in certain banks and thrifts.  Under this program, known as the Capital Purchase Program, the Treasury will make $250 billion of capital available to U.S. financial institutions in the form of preferred stock (from the $700 billion authorized by the EESA).  In conjunction with the purchase of preferred stock, the Treasury received warrants to purchase common stock with an aggregate market price equal to 15% of its preferred investment.  Participating financial institutions are required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the Capital Purchase Program.  The standards with respect to executive compensation and corporate governance for institutions that have participated or will participate in the Capital Purchase Program were enacted as part of ARRA, described below.

American Recovery and Reinvestment Act of 2009. The ARRA was enacted on February 17, 2009. The ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, the ARRA imposed certain  executive compensation and corporate governance obligations on all current and future Capital Purchase Program recipients, including the Company, until the institution has redeemed the preferred stock, which Capital Purchase Program recipients are permitted to do subject to approval of its primary federal regulator.

The ARRA amends Section 111 of the EESA to require the Secretary of the Treasury (the “Secretary”) to adopt standards with respect to executive compensation and corporate governance for Capital Purchase Program recipients. The standards required include, in part, (1) prohibitions on making golden parachute payments to senior executive officers and the next five most highly-compensated employees during such time as any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding (the “Restricted Period”), (2) prohibitions on paying or accruing bonuses or other incentive awards for certain senior executive officers and employees, except for awards of long-term restricted stock with a value equal to no greater than 1/3 of the subject employee’s annual compensation that do not fully vest during the Restricted Period or unless such compensation is pursuant to a valid written employment contract prior to February 11, 2009, (3) requirements that Capital Purchase Program participants provide for the recovery of any bonus or incentive compensation paid to senior executive officers and the next 20 most highly-compensated employees based on statements of earnings, revenues, gains or other criteria later found to be materially inaccurate, and (4) a review by the Secretary of all bonuses and other compensation paid by Capital Purchase Program participants to senior executive employees and the next 20 most highly-compensated employees before the date of enactment of the ARRA to determine whether such payments were inconsistent with the purposes of the Act with the Secretary having authority to negotiate for reimbursement.

The ARRA also sets forth additional corporate governance obligations for Capital Purchase Program recipients, including standards that provide for semi-annual meetings of compensation committees of the board of directors to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such compensation plans. Capital Purchase Program recipients are further required by the ARRA to have in place company-wide policies regarding excessive or luxury expenditures, permit non-binding shareholder “say-on-pay” proposals to be included in proxy materials, as well as require written certifications by the chief executive officer and chief financial officer with respect to compliance.

Dodd-Frank Act. On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which was intended primarily to overhaul the financial regulatory framework following the global financial crisis and will impact all financial institutions including our the Company and Central Virginia Bank. The Dodd-Frank Act contains provisions that will, among other things, establish a Bureau of Consumer Financial Protection, establish a systemic risk regulator, consolidate certain federal bank regulators and impose increased corporate governance and executive compensation requirements. While many of the provisions in the Dodd-Frank Act are aimed at financial institutions significantly larger than us, it will likely increase our regulatory compliance burden and may have a material adverse effect on us, including by increasing the costs associated with our regulatory examinations and compliance measures. However, it is too early for us to fully assess the impact of the Dodd-Frank Act and subsequent regulatory rulemaking processes on our business, financial condition or results of operations.

Other Safety and Soundness Regulations.  There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event that the depository institution is insolvent or is in danger of becoming insolvent.  For example, under the requirements of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise.  In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the insolvency of commonly controlled insured depository institutions or for any assistance provided by the FDIC to commonly controlled insured depository institutions in danger of failure.  The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the deposit insurance funds.  The FDIC’s claim for reimbursement under the cross guarantee provisions is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and nonaffiliated holders of subordinated debt of the commonly controlled insured depository institutions.

The federal banking agencies also have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions.  The extent of these powers depends upon whether the institution in question is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized, as defined by the law.  As of December 31, 2009, the Company and the Bank were classified as adequately capitalized.

State banking regulators also have broad enforcement powers over the Bank, including the power to impose fines and other civil and criminal penalties, and to appoint a conservator.

The Bank Secrecy Act.  Under the Bank Secrecy Act (“BSA”), a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction.  Financial institutions are generally required to report cash transactions involving more than $10,000 to the United States Treasury.  In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 for known suspects, $25,000 for unknown suspects when the financial institution knows, suspects or has reason to suspect, involves illegal funds, is designed to evade the requirements of the BSA or has no lawful purpose.  The USA PATRIOT Act of 2001, enacted in response to the September 11, 2001 terrorist attacks, requires bank regulators to consider a financial institution’s compliance with the BSA when reviewing applications from a financial institution.  As part of its BSA program, the USA PATRIOT Act also requires a financial institution to implement customer identification procedures when opening accounts for new customers and to review lists of individuals and entities that are prohibited from opening accounts at financial institutions.

Interstate Banking and Branching.  Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation.  Effective June 1, 1997, a bank headquartered in one state was authorized to merge with a bank headquartered in another state, as long as neither of the states had opted out of such interstate merger authority prior to such date.  After a bank has acquired a branch in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

Gramm-Leach-Bliley Act of 1999.  The Gramm-Leach-Bliley Act of 1999 (the “Act”) covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms and insurance companies.  The following description summarizes some of its significant provisions.

The Act permits unrestricted affiliations between banks and securities firms.  The Act also permits bank holding companies to elect to become financial holding companies.  A financial holding company may engage in or acquire companies that engage in a broad range of financial services, including securities activities such as underwriting, dealing, brokerage, investment and merchant banking; and insurance underwriting, sales and brokerage activities.  In order to become a financial holding company, the bank holding company and all of its affiliated depository institutions must be well-capitalized, well-managed, and have at least a satisfactory Community Reinvestment Act rating.

The Act provides that the states continue to have the authority to regulate insurance activities, but prohibits the states in most instances from preventing or significantly interfering with the ability of a bank, directly or through an affiliate, to engage in insurance sales, solicitations or cross-marketing activities.  Although the states generally must regulate bank insurance activities in a nondiscriminatory manner, the states may continue to adopt and enforce rules that specifically regulate bank insurance activities in certain areas identified in the Act.  The Act directs the federal bank regulatory agencies to adopt insurance consumer protection regulations that apply to sales practices, solicitations, advertising and disclosures.

The Act adopts a system of functional regulation under which the Federal Reserve Board is confirmed as the umbrella regulator for financial holding companies, but financial holding company affiliates are to be principally regulated by functional regulators such as the FDIC for state nonmember bank affiliates, the Securities and Exchange Commission for securities affiliates and state insurance regulators for insurance affiliates.  The Act repeals the broad exemption of banks from the definitions of “broker” and “dealer” for purposes of the Securities Exchange Act of 1934, as amended, but identifies a set of specific activities, including traditional bank trust and fiduciary activities, in which a bank may engage without being deemed a “broker”, and a set of activities in which a bank may engage without being deemed a “dealer”.  The Act also makes conforming changes in the definitions of “broker” and “dealer” for purposes of the Investment Company Act of 1940, as amended, and the investment Advisers Act of 1940, as amended.

The Act contains extensive customer privacy protection provisions.  Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information.  The Act provides that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure.  An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes.  The Act also provides that the states may adopt customer privacy protections that are stricter than those contained in the Act.  The Act also makes a criminal offense, except in limited circumstances, obtaining or attempting to obtain customer information of a financial nature by fraudulent or deceptive means.

THE OFFERING

We are distributing, at no charge, one non-transferable subscription right for every share of our common stock owned on the record date. Each subscription right will entitle the holder to purchase          shares of our common stock.  We are offering any shares that are not subscribed for in the rights offering, plus additional  shares of our common stock, in a public offering.

Reasons for the Offering

We are conducting the offering to raise equity capital to inject into our subsidiary bank, Central Virginia Bank, so that it will significantly exceed the regulatory capital level required to be classified as “well capitalized.” We will use the remainder of any proceeds at the Company for capital and general corporate purposes. See “Use of Proceeds.”

Over the past twenty-four months, our capital position has been negatively impacted by deteriorating economic conditions that in turn has caused losses in our investment and loan portfolios. As a result of a recently concluded examination by the Virginia Bureau of Financial Institutions and the Federal Reserve Bank of Richmond, we have entered into a written agreement with the Bureau of Financial Institutions and the Federal Reserve. The written agreement requires us to significantly exceed the capital level required to be classified as “well capitalized.” It also provides that we shall:

•	submit written plans to the Bureau of Financial Institutions and the Federal Reserve to strengthen corporate governance and board and management structure;

•	strengthen board oversight of the management and operations of Central Virginia Bank;

•	strengthen credit risk management and administration;

•	establish ongoing independent review and grading of our loan portfolio; enhance internal audit processes;

•	improve asset quality;

•	review and revise our methodology for determining the allowance for loan and lease losses (“ALLL”) and maintain an adequate ALLL;

•	maintain sufficient capital;

•	establish a revised contingency funding plan;

•	establish a revised investment policy; and

•	improve our earnings and overall condition.

The written agreement also restricts the payment of dividends and any payments on trust preferred securities or subordinated debt, any reduction in capital or the purchase or redemption of stock without the prior approval of the Bureau of Financial Institutions and the Federal Reserve.

At June 30, 2010, Central Virginia Bank’s leverage, tier 1 capital and total risk-based capital ratios were 5.3%, 7.1% and 8.370%, respectively. The Bank’s total risk based capital position remains adequate, while its tier 1 risk-based capital ratio and leverage ratio continue to be above the well capitalized minimum levels.

Our board of directors has chosen the structure of the offering to raise capital while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other investors.

Limitation on the Purchase of Shares

As a bank holding company, the Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the offering, then you will be conclusively deemed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase. If, after giving effect to the offering, you will hold

10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase unless the facts and circumstances support a rebuttal of such presumption. The Federal Reserve requires an application, notice or passivity agreement to rebut the presumption of control to be filed prior to obtaining control.

We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any shareholder or public offering purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of , 2010, such clearance or approval has not been obtained or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders and will thereafter be available to standby purchasers.

As of August 11, 2010, a total of 2,622,529 shares of our common stock were issued and outstanding. If the offering is fully subscribed for, there will be approximately shares of our common stock issued and outstanding after the offering. However, we do not expect that all the shares available in the offering will be subscribed for. Accordingly, we cannot advise you of the number of shares you will be permitted to purchase without receiving the prior approval of the Federal Reserve. You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your subscription for our common stock.

Directors’ and Executive Officers’ Participation

We expect that our directors and executive officers will participate in the rights offering and/or public offering at various levels, but they are not required to so do. We expect that one or more directors may exercise their over-subscription privileges. Directors and executive officers, as a group, have collectively committed to purchase shares, such that we expect insider ownership to remain at or above existing levels. No director or executive officer, however, may acquire shares that will cause their ownership to exceed   % of our outstanding common stock. If the offering is fully subscribed we anticipate that directors and executive officers will purchase approximately $ million of common stock. Any such purchases will be made for investment purposes and not with a view to resale and will be on the same terms and conditions as applicable to any other subscriber in the offering.

Although directors and executive officers will be investing their own money in the offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our common stock, our business and the offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Effect of Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders who do not exercise their basic subscription rights will be diluted. See “Questions and Answers Related to the Offering.”

Cancellation

We may cancel the offering at any time and for any reason prior to the time the offering closes. If we cancel the offering, we will issue a press release notifying shareholders and the public of the cancellation, and all subscription payments will be returned to subscribers, without interest or penalty, as soon as practicable.

Return of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering and we will hold funds received with an acknowledgement of subscription in the public offering in a segregated account at the Bank. The money will be held in escrow until the offering is completed or is withdrawn and cancelled. If the offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Shares of Our Common Stock Outstanding After the Offering

As of August 11, 2010, a total of 2,622,529 shares of our common stock were issued and outstanding. If the offering is fully subscribed, then an additional shares of our common stock will be issued and outstanding after the closing of the offering, for a total of shares of common stock outstanding. The preceding sentence assumes that, during the offering, we issue no other shares of our common stock and that no options or warrants for our common stock are exercised.

Closing

We anticipate that the offering will close on or about          , 2010.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., Eastern Time, on, 2010, non-transferable subscription rights to purchase shares of our common stock at a price of $            per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately  shares of our common stock for an aggregate purchase price of $          million.

Each holder of record of our common stock will receive one subscription right for each full share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on, 2010. Each subscription right entitles the holder to a basic subscription right to purchase shares and an over-subscription privilege.

We are not requiring an overall minimum subscription to complete the rights offering. We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Rights

You may purchase                                 shares of our common stock per basic subscription right, subject to delivery of the required documents and payment of the subscription price of $               per share, before the rights offering expires. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any of your subscription rights. If you do not exercise all of your basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with your basic subscription rights as soon as practicable following the expiration of the rights offering.

Purchase Price Adjustment

If the public offering price exceeds $           per share, subscribers for shares in the rights offering will not pay more than $           per share. If the public offering price is less than $      per share, at the closing of the offering we will release from escrow and deliver to the rights offering subscribers that portion of the subscription price equal to the difference between $        and the public offering price, without interest.

Over-Subscription Privilege

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that other shareholders do not purchase by exercising their basic subscription rights. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those shareholders owned on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

         , our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription rights and are allotted the full amount of your over-subscription without reduction).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of basic subscription rights. In addition, limitations on the amount of shares that may be subscribed for pursuant to the over-subscription privilege are described below under the heading “—Limitation on the Purchase of Shares.”

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold a common stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on , 2010.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

Payment Method

Payments must be made in full in U.S. currency by check or bank draft payable to “ (acting as Subscription Agent for Central Virginia Bankshares, Inc.)”, drawn upon a U.S. bank.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank

If you elect to exercise your subscription rights, you should consider using a certified check or bank draft to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date. If you send a certified check or bank draft, drawn upon a U.S. bank, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Expiration Date

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on, 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond , 2010. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, , 2010, expiration date that we have established for the rights offering.

Subscription Agent

The subscription agent for this offering is                                                                                     . The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us or the Bank.

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

The Company’s information agent for the rights offering is                                                                                                           . If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact at or, for banks and brokers, at.

Any questions regarding the Company or the Bank may be directed to                                                                                                                                 at.

No Fractional Shares

All shares will be sold at a purchase price of $        per share. We will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the company’s information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, , 2010, expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on The Nasdaq Global Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on The Nasdaq Global Market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have a military post office or a foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

THE PUBLIC OFFERING

Acceptance of Nonbinding Subscriptions During Pendency of the Rights Offering

We may permit persons and entities who are not shareholders eligible to participate in the rights offering to submit nonbinding subscriptions to purchase shares of our common stock, if any, that remain available for purchase following the expiration date of the rights offering, plus an additional  shares of our common stock. Prospective purchasers should complete, date and sign the preliminary subscription agreement which accompanies this prospectus and return it to  as indicated below.

Preliminary subscriptions are NOT binding on subscribers. DO NOT send payment for shares of common stock with your preliminary subscription. Upon completion of the offering, we will furnish to all persons who previously submitted preliminary subscriptions a prospectus supplement or amendment, as appropriate, that sets forth the results of the rights offerings and the amount of unsubscribed shares of common stock, accompanied by an acknowledgement of subscription. Upon receipt of the prospectus supplement or amendment each subscriber will be asked to do the following:

•	Complete, sign and date the acknowledgement of subscription;

•	Make a check payable to Central Virginia Bankshares, Inc. in an amount equal to the subscription price per share multiplied by the number of shares of common stock subscribed for; and

•	Return the completed acknowledgement of subscription and check to .

Upon receipt by                                            of the acknowledgement of subscription, the preliminary subscription agreement will become binding on and irrevocable by the subscriber until the expiration date of the public offering period.

Expiration Date

The public offer period will expire at the earlier of 5:00 p.m. Eastern Time, on, 2010 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement or amendment.

Discretion to Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the public offer expiration date. We generally will accept subscriptions in the order in which they are received. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

No Revocation or Change

Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of our common stock at the subscription price.

PLAN OF DISTRIBUTION

We are offering                                     common shares to our shareholders of record as of                                                                                                , 2010 through the distribution to those shareholders of nontransferable rights to purchase additional shares for every share each shareholder beneficially owned on such date. The subscription price in the rights offering is $        per share.

Shareholders who exercise their rights in full may oversubscribe for additional shares, if available, subject to our right to accept or reject, in whole or in part, any oversubscription. If accepted oversubscriptions exceed theshares available in the rights offering, the available shares will be allocated among the oversubscribers that we accept. This allocation will be based upon the ratio that the number of shares owned on the record date by each oversubscriber that we accept bears to the number of shares owned on the record date by all of the oversubscribers that we accept.

If the public offering price is less than $      per share, at the closing of the offering we will release from escrow and deliver to the rights offering subscribers that portion of the subscription price equal to the difference between $        and the public offering price, without interest.

             ,                                    , has agreed, subject to the terms and conditions contained in an underwriting agreement with us, to sell, as subscription agent for us on a best efforts basis, the shares being offered in the rights offering that are not purchased by our shareholders by              , 2010 together with               additional shares in the public offering. We also may increase the number of shares in the public offering by up to an additional               shares. Because the public offering is on a best efforts basis and there is no minimum number of shares to be sold,               is not obligated to purchase any shares if they are not sold to the public, and               is not required to sell any specific number or dollar amount of shares. Closing of the rights offering is expected to occur on or about              , 2010.  Closing of the public offering is expected to occur on or about              , 2010.               is a member of the National Association of Securities Dealers, Inc. and an SEC-registered broker-dealer.

We will pay               a financial advisory fee equal to               percent of the aggregate sales price of the shares sold in the rights offering and a commission equal to               percent of the aggregate sales price of the shares sold in the public offering.

              advised us on the structure of the rights offering. The price of the shares offered in the rights offering was determined by us after consultation with               and is based on a variety of factors, including, a fairness opinion of              , the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings. The price of the shares offered in the public offering will be determined by negotiations between us and              . The factors mentioned above will be considered in determining the offering price in the public offering.

We have agreed to indemnify and hold harmless               and the persons who control it against certain liabilities, including liability under the Securities Act of 1933, as amended. Under certain conditions, we have agreed to contribute to any payment that               may be required to make for such indemnified liabilities. In addition, we have agreed to reimburse               for its expenses, including any legal fees, that it incurs in connection with the offerings.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	dealers in securities or commodities;
•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
•	tax-exempt organizations;
•	persons liable for alternative minimum tax;
•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;
•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or
•	persons whose “functional currency” is not the United States dollar.

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States,

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

EXPERTS

     Our consolidated financial statements as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, have been incorporated by reference in this prospectus in reliance upon the report of Yount, Hyde & Barbour, P.C., registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     The validity of the shares of our common stock offered and certain other legal matters will be passed upon for Central Virginia Bankshares, Inc. by the law firm of Williams Mullen, Richmond, Virginia.

$15,000,000

COMMON STOCK

PROSPECTUS

, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution

The following is a summary of the fees and expenses, other than underwriting discounts and commissions, to be incurred by the Registrant in connection with the issuance and distribution of the securities registered under this registration statement.

Securities and Exchange Commission Registration Fee	$1,069.50
Marketing Expenses Accounting Fees and Expenses
Legal Fees and Expenses
Printing Expenses
Transfer Agent Fees and Expenses Miscellaneous Expenses
Total
____________
*Represents actual expenses.  All other expenses are estimates.

Item 15.                      Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Registrant is a Virginia corporation. Article VII of the Articles of Incorporation of the Registrant contains provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 16.                                Exhibits.

Exhibit No.                      Description

3.1
Amended and Restated Articles of Incorporation, as amended January 27, 2009, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference.

3.2
Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 4, 2009 and incorporated herein by reference.

3.3	Bylaws as Amended and Restated, file as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 21, 2007 and incorporated herein by reference.

4.1	Specimen of Registrant’s Common Stock Certificate, filed as Exhibit 1 to the Company’s report on Form 8-A filed on May 2, 1994 and incorporated herein by reference.

5.1	Opinion of Williams Mullen.**

10.1	Supplemental Executive Retirement Plan, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference.

10.2
Letter Agreement, dated as of January 30, 2009, by and between Central Virginia Bankshares, Inc. and the United States Department of the Treasury, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

10.3
Form of Waiver agreement between the Senior Executive Officers and Central Virginia Bankshares, Inc., filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

10.4
Form of Consent agreement between the Senior Executive Officers and Central Virginia Bankshares, Inc., filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

10.5
Employment Agreement, dated as of February 17, 2009, by and between Central Virginia Bankshares, Inc. and Ralph Larry Lyons, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2009 and incorporated herein by reference.

10.6
Change of Control Agreement dated as of April 21, 2009, by and between Central Virginia Bankshares, Inc. and Charles F. Catlett, III, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2009 and incorporated herein by reference.

10.7
Change of Control Agreement dated as of April 21, 2009, by and between Central Virginia Bankshares, Inc. and Leslie S. Cundiff, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2009 and incorporated herein by reference.

10.8
Written Agreement by and among Central Virginia Bankshares, Inc., Central Virginia Bank, the Federal Reserve Bank of Richmond, and the Commonwealth of Virginia State Corporation Commission, Bureau of Financial Institutions, dated June 30, 2010, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2010 and incorporated herein by reference.

10.9	Form of Central Virginia Bankshares Subscription Rights Certificate.**

10.10	Form of Central Virginia Bankshares Subscription Acknowledgement and Agreement.**

21.1	Subsidiaries of the Company, filed as Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 18, 2010 and incorporated herein by reference.

23.1	Consent of Yount, Hyde & Barbour, P.C.*

23.2	Consent of Williams Mullen (included in Exhibit 5.1).**

24.1	Power of Attorney (included on the signature page hereto).

*Filed herewith
** To be filed by amendment

Item 17.                      Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933,each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Powhatan County, Commonwealth of Virginia, on  August 17, 2010.

CENTRAL VIRGINIA BANKSHARES, INC.

By:	/s/ Ralph Larry Lyons
Ralph Larry Lyons
President and Chief Executive Officer

Each of the undersigned hereby appoints each of Ralph Larry Lyons and Charles F. Catlett, III as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ralph Larry Lyons
Ralph Larry Lyons	President and Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2010
/s/ Charles F. Catlett, III
Charles F. Catlett, III	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 17, 2010
/s/ Robert B. Eastep
Robert B. Eastep	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 17, 2010
/s/ James T. Napier
James T. Napier	Chairman of the Board of Directors	August 17, 2010
/s/ Kemper W. Baker, Jr.
Kemper W. Baker, Jr.	Director	August 17, 2010
/s/ Clarke C. Jones
Clarke C. Jones	Director	August 17, 2010
/s/ John B. Larus
John B. Larus	Director	August 17, 2010
/s/ Elwood C. May
Elwood C. May	Director	August 17, 2010

/s/ Roseleen P. Rick
Roseleen P. Rick	Director	August 17, 2010
/s/ W.C. Sprouse, Jr.
W.C. Sprouse, Jr.	Director	August 17, 2010
/s/ Phoebe P. Zarnegar
Phoebe P. Zarnegar	Director	August 17, 2010

EXHIBIT INDEX

Exhibit No.                      Description

3.1
Amended and Restated Articles of Incorporation, as amended January 27, 2009, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference.

3.2
Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 4, 2009 and incorporated herein by reference.

3.3	Bylaws as Amended and Restated, file as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 21, 2007 and incorporated herein by reference.

4.1	Specimen of Registrant’s Common Stock Certificate, filed as Exhibit 1 to the Company’s report on Form 8-A filed on May 2, 1994 and incorporated herein by reference.

5.1	Opinion of Williams Mullen.**

10.1	Supplemental Executive Retirement Plan, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference.

10.2
Letter Agreement, dated as of January 30, 2009, by and between Central Virginia Bankshares, Inc. and the United States Department of the Treasury, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

10.3
Form of Waiver agreement between the Senior Executive Officers and Central Virginia Bankshares, Inc., filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

10.4
Form of Consent agreement between the Senior Executive Officers and Central Virginia Bankshares, Inc., filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

10.5
Employment Agreement, dated as of February 17, 2009, by and between Central Virginia Bankshares, Inc. and Ralph Larry Lyons, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2009 and incorporated herein by reference.

10.6
Change of Control Agreement dated as of April 21, 2009, by and between Central Virginia Bankshares, Inc. and Charles F. Catlett, III, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2009 and incorporated herein by reference.

10.7
Change of Control Agreement dated as of April 21, 2009, by and between Central Virginia Bankshares, Inc. and Leslie S. Cundiff, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2009 and incorporated herein by reference.

10.8
Written Agreement by and among Central Virginia Bankshares, Inc., Central Virginia Bank, the Federal Reserve Bank of Richmond, and the Commonwealth of Virginia State Corporation Commission, Bureau of Financial Institutions, dated June 30, 2010, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2010 and incorporated herein by reference.

F-1

10.9	Form of Central Virginia Bankshares Subscription Rights Certificate.**

10.10	Form of Central Virginia Bankshares Subscription Acknowledgement and Agreement.**

21.1	Subsidiaries of the Company, filed as Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 18, 2010 and incorporated herein by reference.

23.1	Consent of Yount, Hyde & Barbour, P.C.*

23.2	Consent of Williams Mullen (included in Exhibit 5.1).**

24.1	Power of Attorney (included on the signature page hereto).

*Filed herewith
** To be filed by amendment

F-2